Confidential and Proprietary
                                       Not for Reproduction or Re-Distribution

                      TRANSFER AGENCY SERVICES AGREEMENT
                      ----------------------------------

         THIS AGREEMENT is made as of , 2005 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and BLACKROCK KELSO CAPITAL CORPORATION, a Delaware corporation (the "Fund").

                             W I T N E S S E T H:

         WHEREAS, the Fund wishes to retain PFPC to provide transfer agent, registrar, dividend disbursing agent and shareholder servicing agent services provided for herein, and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Definitions.  As Used in this Agreement:
         ---------------------------------------

         (a) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

         (b) "Dividend Reinvestment Plan" means the Fund's Dividend Reinvestment Plan, as the details of such Plan (and any changes thereto) are provided by the Fund to PFPC from time to time in writing.

         (c) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

         (d) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

         (e) "Written Instructions" mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and received by PFPC or
                  (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.

         (f) "1940 Act" means the Investment Company Act of 1940, as amended.

2. Appointment. The Fund hereby appoints PFPC to provide transfer agent, registrar, dividend disbursing agent and shareholder servicing agent services in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. Compliance with Rules and Regulations. PFPC will comply with the requirements of any laws, rules and regulations of governmental authorities that are applicable to the duties to be performed by PFPC under this Agreement. Except as specifically set forth in this Agreement, PFPC assumes no responsibility for compliance by the Fund with any laws, rules and regulations.

4.       Instructions.
         -------------

         (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

         (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Fund or of any vote, resolution or proceeding of the Fund's board of directors or shareholders, unless and until PFPC receives Written Instructions to the contrary.

         (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

5.       Right to Receive Advice.
         ------------------------

         (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, by way of Oral Instructions or Written Instructions.

         (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's sponsor or adviser or PFPC, at the option of PFPC).

         (c) Conflicting Advice. In the event of a conflict between Oral Instructions or Written Instructions and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel.

         (d) Protection of PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reliance upon Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or advice from counsel and which PFPC believes, in good faith, to be consistent with those Oral Instructions or Written Instructions or that advice. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such advice or Oral Instructions or Written Instructions. Nothing in this subsection shall excuse PFPC from liability for its acts or omissions in carrying out such Oral Instructions or Written Instructions to the extent such acts or omissions constitute willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

6. Records; Visits. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. PFPC may house such books and records in a third party storage facility. Such books and records shall be prepared and maintained as required by the 1940 Act. The Fund and Authorized Persons, and such other persons the Fund by means of Written Instructions reasonably authorizes (including but not limited to the Fund's independent accountants), shall have access to such books and records at all times during PFPC's normal business hours; provided that the Fund shall not authorize access by individuals employed by PFPC's direct competitors. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund, an Authorized Person, or such other person, at the Fund's expense.

7. Confidentiality. Each party shall keep confidential any information it receives hereunder relating to the other party's business ("Confidential Information"). Confidential Information shall include
         (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles and information, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted);
         (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is necessary or desirable for PFPC to release such information in connection with the provision of services under this Agreement; or (g) has been or is independently developed or obtained by the receiving party.

8. Cooperation with Accountants. PFPC shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as reasonably requested by the Fund.

9. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

10. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.      Compensation.
         ------------

         (a) As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC. In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by PFPC in the performance of its duties hereunder.

         (b) PFPC shall establish certain cash management accounts ("Service Accounts") required to provide services under this Agreement. The Fund acknowledges (i) PFPC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited, investment accounts maintained at an affiliate or client of PFPC; (ii) balance credits earned with respect to the amounts in such Service Accounts ("Balance Credits") will be used to offset the banking service fees imposed by the cash management service provider (the "Banking Service Fees"); (iii) PFPC shall retain any excess Balance Credits for its own use; and (iv) Balance Credits will be calculated and applied toward the Fund's Banking Service Fees regardless of the Service Account balance sweep described in sub-section (i) of this Section 11 (b).

         (c)      The undersigned hereby represents and warrants to PFPC that
                  (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the board of directors of the Fund and that, if required by applicable law, such board of directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12. Indemnification. The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates (other than the Fund, BlackRock Kelso Capital Advisors LLC and BlackRock, Inc. and its subsidiaries, to the extent any of the foregoing may be deemed to be affiliates of
         PFPC) including their respective officers, directors, agents and employees (each a "PFPC Indemnified Person"), from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under applicable securities laws and any state and foreign securities and blue sky laws) (collectively, "Losses") arising directly or indirectly from any action or omission to act which PFPC takes or omits to take in connection with the provision of services to the Fund hereunder. No PFPC Indemnified Party shall be indemnified against any Losses caused by PFPC's or such PFPC Indemnified Party's own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC's duties under this Agreement, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of PFPC's or its affiliates own willful misfeasance, bad faith, negligence or reckless disregard of such duties. The provisions of this Section 12 shall survive termination of this Agreement.

13.      Responsibility of PFPC.
         ----------------------

         (a) PFPC shall be under no duty hereunder to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any Losses suffered by the Fund arising out of PFPC's performance of or failure to perform its duties under this Agreement and only to the extent such Losses arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

         (b)      Notwithstanding anything in this Agreement to the contrary,
                  (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party (other than employees, officers or affiliates of PFPC (other than the Fund, BlackRock Kelso Capital Advisors LLC and BlackRock, Inc. and its subsidiaries, to the extent any of the foregoing may be deemed to be affiliates of PFPC)); and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine. Notwithstanding the foregoing, PFPC shall use commercially reasonable efforts to mitigate the effect of events enumerated in clause (i) of the preceding sentence, although such efforts shall not impute any liability to PFPC.

          (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates (not including the Fund, BlackRock Kelso Capital Advisors LLC and BlackRock, Inc. and its subsidiaries, to the extent any of the foregoing may be deemed to be affiliates of PFPC) shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

         (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

         (e) The provisions of this Section 13 shall survive termination of this Agreement.

14.      Description of Services.
         -----------------------

         (a)      Services Provided on an Ongoing Basis, If Applicable.
                  ----------------------------------------------------

                  (i)    Maintain shareholder registrations;

                  (ii) Provide toll-free lines for shareholder and broker-dealer use;

                  (iii)  Provide periodic shareholder lists and statistics;

                  (iv)   Mailing of year-end tax information; and

                  (v) Periodic mailing of shareholder Dividend Reinvestment Plan account information and Fund financial reports.

         (b) Dividends and Distributions. PFPC must receive a resolution of the Fund's board of directors authorizing the declaration and payment of dividends and distributions. Upon receipt of the resolution, PFPC shall issue the dividends and distributions in cash, or, if the resolution so provides, pay such dividends and distributions in Shares. Such issuance or payment shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall timely send to the Fund's shareholders tax forms and other information, or permissible substitute notice, relating to dividends and distributions, paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall maintain and file with the U.S. Internal Revenue Service and other appropriate taxing authorities reports relating to all dividends above a stipulated amount (currently $10.00 accumulated yearly dividends) paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

                  In accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, PFPC and the Fund's custodian, PFPC shall process applications from Fund shareholders relating to the Fund's Dividend Reinvestment Plan and will effect purchases of Shares in connection with the Dividend Reinvestment Plan. As the dividend disbursing agent, PFPC shall, on or before the payment date of any dividend or distribution by the Fund, notify the Fund's accounting agent or sub-accounting agent of the estimated amount required to pay any portion of said dividend or distribution which is payable in cash, and on or before the payment date of such dividend or distribution, the Fund shall instruct the Fund's custodian to make available to PFPC sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional Shares, by virtue of any dividend or distribution, appropriate credits will be made to the shareholder's account and/or certificates delivered where requested, all in accordance with the Dividend Reinvestment Plan.

         (c) Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by the Fund to its shareholders, including:

                  (i)    Reports to shareholders;

                  (ii) Monthly or quarterly (whichever is requested pursuant to Written Instructions) Dividend Reinvestment Plan statements;

                  (iii)  Dividend and distribution notices;

                  (iv)   Proxy material; and

                  (v)    Tax form information.

                  PFPC will receive and tabulate the proxy cards for the meetings of the Fund's shareholders.

         (d) Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

                  (i) Name, address and U.S. Tax Identification or Social Security number;

                  (ii) Number and class of shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

                  (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

                  (iv) Any stop or restraining order placed against a shareholder's account;

                  (v) Any correspondence relating to the current maintenance of a shareholder's account;

                  (vi)   Information with respect to withholdings; and

                  (vii) Any information required in order for PFPC to perform any calculations contemplated or required by this Agreement.

         (e) Shareholder Inspection of Stock Records. Upon request from a Fund shareholder to inspect stock records, PFPC will notify the Fund and require instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund's instructions, the Fund agrees to release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund's shareholder records.

15. Duration and Termination. This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider), including expenses incurred after termination, will be borne by the Fund and paid by the Fund to PFPC.

16. Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Fund in writing); (b) if to the Fund, at c/o BlackRock Kelso Capital Advisors LLC, 40 East 52nd Street, New York, New York 10022, Attention: Frank Gordon (or such other address as the Fund may inform PFPC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18. Assignment. PFPC may assign this Agreement to any majority owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc. (other than BlackRock, Inc. and its subsidiaries), provided that PFPC gives the Fund 30 days' prior written notice of such assignment.

19. Subcontractors. PFPC may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by PFPC; provided, however, PFPC shall remain responsible for the acts and omissions of any such sub-contractors to the same extent that PFPC is responsible for its own acts and omissions under this Agreement.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.      Miscellaneous.
         -------------
         (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and compensation of PFPC.

         (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its offering document or registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

         (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (d) Information. The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

         (e) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

         (f) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (g) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (h) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(i) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(j) Regulation S-P. PFPC agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

         (k) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and as a matter of policy PFPC will request (or already has requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                          PFPC INC.


                                          By:

                                          Title:



                                          BLACKROCK KELSO CAPITAL
                                          CORPORATION

                                          By:

                                          Title: